From the President
July 29, 2015

TO: All Members

SUBJECT: Second Quarter 2015 Financial Results and Dividend Payments

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $80.6 million for the second quarter of 2015, compared to $44.6 million for the second quarter in 2014

•	A dividend of 5.0 percent annualized on activity stock and 3.0 percent annualized on membership stock

These results reflect significant growth in advance levels and demonstrate the continuing strength of our cooperative. We are pleased to provide products that are relevant to our membership and also to set aside a meaningful contribution to affordable housing and community development.

Dividend Payments

Based on second quarter performance, the Board of Directors declared quarterly dividends of 5.0 percent annualized on subclass B2 (activity) stock and 3.0 percent annualized on subclass B1 (membership) stock. These dividends will be calculated on your average capital stock held during the period April 1 to June 30, 2015, and will be credited to your demand deposit account (DDA) tomorrow, July 30.

As a reminder, our quarterly conference call is scheduled for Wednesday, August 5, at 9 a.m. You will have an opportunity to ask questions on the call. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer